For immediate release

Ferro Revises 2007 Fourth Quarter Estimates and Announces Likely Goodwill Impairment Charge

CLEVELAND, Ohio – February 11, 2008 – Ferro Corporation (NYSE: FOE) announced today revised 2007 fourth quarter earnings estimates and a likely non-cash charge for goodwill impairment.

Revised 2007 Fourth Quarter Estimates

Ferro announced that earnings per share for the 2007 fourth quarter are now expected to be approximately 3 cents below the low end of analysts’ current earnings estimates. As reported by Thomson First Call, analysts expect earnings between 15 and 23 cents per share, excluding special charges. The Company’s lower earnings expectations are primarily a result of a manufacturing interruption in December at its Bridgeport, New Jersey, organic chemical manufacturing plant and increased raw material costs across the Company’s businesses. The Company expects net sales for the fourth quarter to be approximately $570 million, exceeding its previous estimates, primarily due to surcharges and other product pricing actions and favorable changes in foreign exchange rates.

Manufacturing operations were interrupted at the Bridgeport site in mid-December when an excess quantity of product was accidentally discharged into the plant’s on-site wastewater treatment facility. As a result, the Company incurred costs from scrapped product and additional wastewater treatment resulting in pre-tax charges of approximately $2 million in the 2007 fourth quarter, or approximately 3 cents per diluted share.

Also during the fourth quarter, Ferro continued to experience rising raw material costs, including sharply rising costs for cobalt and chrome oxide used in the Company’s Inorganic Specialties business. Since September, market prices for cobalt have increased over 50 percent and chrome oxide has increased over 35 percent. Through changes in product pricing the Company was largely able to cover the actual raw material cost increases, however the Company was unable to increase prices sufficiently to maintain gross margins. In addition, the higher product prices resulting from increasing raw materials costs has caused some customers to reduce purchases or choose other lower cost materials.

“While I am disappointed with the fourth quarter results, we remain focused on continuing to improve the profitability of the Company,” said Ferro Chairman, President and Chief Executive Officer James F. Kirsch. “Despite the difficult 2007 U.S. markets in housing, automobiles and appliances, we generated net cash from operating activities and reduced debt.”

Looking forward, Kirsch noted, “We are on track with the restructuring programs we have initiated over the past 18 months, and we remain committed to delivering our goal of ten percent operating margins as we enter 2010. We will accomplish this through organic growth of higher-value products such as our conductive metal pastes for solar applications, coupled with incremental savings generated from our ongoing restructuring programs, aggressive pursuit of manufacturing productivity improvements, improved pricing for value, and expense reductions.”

Ferro will provide details of the 2007 fourth quarter and full year financial results in a press release and conference call on Friday, February 29. Detailed instructions for accessing the conference call will be announced shortly.

Goodwill Impairment Evaluation

Ferro annually assesses existing goodwill for impairment, as required by Statement of Financial Accounting Standards (SFAS) No. 142. The assessment consists of two tests. In the first step, Ferro tests goodwill for impairment by comparing the fair value of the businesses associated with the goodwill against the book value. If the net book value of a business exceeds its fair value, the Company must perform a second step to measure potential impairment.

Ferro has completed the first step of its annual goodwill assessment which indicated that the book value of the polymer additives and pharmaceutical businesses exceeds their fair values. Consequently, Ferro is now performing step two of the goodwill impairment assessment.

The anticipated impairment in the polymer additives business is triggered by the cumulative negative effect on earnings of a cyclical downturn in certain of the business’ primary U.S.-based end markets, including housing and automobiles; anticipated additional product costs due to recent hazardous material legislation and regulations, such as the newly enacted European Union “REACH” registration system that requires chemical suppliers to perform toxicity studies of the components of their products and to register certain information; and higher forecasted capital expenditures related to the business. The anticipated impairment of goodwill in Ferro’s pharmaceutical business is primarily the result of a longer time to transition the business from a supplier of food supplements and additives to a supplier of high-value pharmaceutical products and services.

While Ferro has not concluded its accounting analysis, the Company now anticipates that it is likely that a material, pre-tax, non-cash impairment charge will be recorded that may represent a substantial portion, and potentially all, of the approximately $114 million of goodwill recorded on its balance sheet for the polymer additives and pharmaceutical businesses. The Company had goodwill of $74 million associated with the polymer additives business and $40 million associated with the pharmaceutical business recorded as of December 31, 2006. As required, the Company will also be assessing the value of other long-term assets in these businesses.

All impairment charges deemed necessary as a result of the current evaluations will be included in Ferro’s fourth quarter 2007 financial results. The charge will not impact Ferro’s cash balance or future cash flows, or result in a violation of any covenant of any of Ferro’s debt instruments. Additionally, the charge will not affect the payment of the 14.5 cents per share dividend on Ferro’s common stock that was previously approved by the Company’s board of directors. The dividend is payable on March 10 for shareholders of record on February 15.

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported sales of $2.0 billion in 2006. Additional information about the Company can be found at www.ferro.com.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs, we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com